Registration Statement No. 333-234311
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated March 20, 2020
(To Prospectus dated October 24, 2019)

Pricing Term Sheet

Fixed-Rate Notes due 2025, 2027, 2030, 2040 and 2050

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated March 20, 2020 relating to the Notes Offering, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 24, 2019, which forms part of Registration Statement No. 333-234311.

Issuer:	The Coca-Cola Company
Security:	2.950% Notes due 2025 3.375% Notes due 2027 3.450% Notes due 2030 4.125% Notes due 2040 4.200% Notes due 2050
Offering Format:	SEC Registered
Principal Amount:	$1,000,000,000 of 2025 Notes $1,000,000,000 of 2027 Notes $1,250,000,000 of 2030 Notes $500,000,000 of 2040 Notes $1,250,000,000 of 2050 Notes
Maturity Date:	March 25, 2025 for 2025 Notes March 25, 2027 for 2027 Notes March 25, 2030 for 2030 Notes March 25, 2040 for 2040 Notes March 25, 2050 for 2050 Notes
Coupon:	2.950% per year for 2025 Notes 3.375% per year for 2027 Notes 3.450% per year for 2030 Notes

4.125% per year for 2040 Notes 4.200% per year for 2050 Notes
Price to Public:

99.917% of principal amount for 2025 Notes
99.981% of principal amount for 2027 Notes
99.665% of principal amount for 2030 Notes
99.824% of principal amount for 2040 Notes
99.358% of principal amount for 2050 Notes

Yield to Maturity:	2.968% for 2025 Notes 3.378% for 2027 Notes 3.490% for 2030 Notes 4.138% for 2040 Notes 4.238% for 2050 Notes
Spread to Benchmark Treasury:	+245 bps for 2025 Notes +255 bps for 2027 Notes +255 bps for 2030 Notes +250 bps for 2040 Notes +260 bps for 2050 Notes
Benchmark Treasury:

UST 1.125% due February 28, 2025 for 2025 Notes
UST 1.125% due February 28, 2027 for 2027 Notes
UST 1.500% due February 15, 2030 for 2030 Notes
UST 2.375% due November 15, 2049 for 2040 Notes
UST 2.375% due November 15, 2049 for 2050 Notes

Benchmark Treasury Yield:	0.518% for 2025 Notes 0.828% for 2027 Notes 0.940% for 2030 Notes 1.638% for 2040 Notes 1.638% for 2050 Notes
Benchmark Treasury Price:	102—30+ for 2025 Notes 102-00 for 2027 Notes 105-09 for 2030 Notes 117-08 for 2040 Notes 117-08 for 2050 Notes
Interest Payment Dates:	Semiannually on March 25 and September 25, commencing on September 25, 2020 for the 2025 Notes

Semiannually on March 25 and September 25, commencing on September 25, 2020 for the 2027 Notes
Semiannually on March 25 and September 25, commencing on September 25, 2020 for the 2030 Notes
Semiannually on March 25 and September 25, commencing on September 25, 2020 for the 2040 Notes
Semiannually on March 25 and September 25, commencing on September 25, 2020 for the 2050 Notes

Make-Whole Call:	+40 bps for 2025 Notes +40 bps for 2027 Notes +40 bps for 2030 Notes +40 bps for 2040 Notes +40 bps for 2050 Notes
Day Count Convention:	30 / 360
Trade Date:	March 20, 2020
Settlement Date:	March 25, 2020 (T+3)
CUSIP / ISIN:

191216 CN8 / US191216CN81 for 2025 Notes
191216 CR9 / US191216CR95 for 2027 Notes
191216 CT5 / US191216CT51 for 2030 Notes
191216 CP3 / US191216CP30 for 2040 Notes
191216 CQ1 / US191216CQ13 for 2050 Notes

Denominations:	$2,000 x $1,000
Expected Ratings*:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services
Underwriters:	Bookrunners: BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:
Mischler Financial Group, Inc.
Siebert Williams Shank & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.